As filed with the Securities and Exchange Commission on March 11, 2011
Registration No. _____________
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________

Atrion Corporation
(Exact name of Registrant, as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	63-0821819 (I.R.S. Employer Identification No.)

One Allentown Parkway
Allen, Texas 75002
(Address of principal executive offices)

Amended and Restated Atrion Corporation 2006 Equity Incentive Plan
(Full title of the plan)

Emile A. Battat
Chairman of the Board and Chief Executive Officer
One Allentown Parkway
Allen, Texas  75002
(Name and address of agent for service)
(972) 390-9800
(Telephone number, including area code, of agent for service)
(With a copy to:) B.G. Minisman, Jr. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Suite 1600 420 20th Street North Birmingham, Alabama 35203

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer □                                                 Accelerated filer ☒                                           Non-accelerated filer □                                           Smaller reporting company □
(Do not check if a smaller
   reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(3)
Common Stock, $0.10 par value	100,000 shares	$173.06	$17,306,000	$2,009.23

(1)           The securities registered hereby represent 100,000 additional shares of Common Stock of Registrant which are of the same class as those securities previously registered on Form S-8 (Registration No. 333-142917) which is currently effective.  Accordingly, pursuant to General Instruction E to Form S-8, the registration fee is being paid with respect to the additional securities only.
(2)           Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the above-named plan by reason of any stock splits, stock dividends or similar transactions.
(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on March 8, 2011.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 is being filed to register an additional 100,000 shares of common stock of Atrion Corporation (the "Registrant" or the "Company"), par value $0.10 per share, to be issued pursuant to awards under the Amended and Restated Atrion Corporation 2006 Equity Incentive Plan, which shares are the same class as those securities previously registered on an effective Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on May 14, 2007 (Registration No. 333-142917), and the contents of that Registration Statement are, to the extent not modified herein, hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on March 11, 2011.

(b)   The Registrant’s Current Report on Form 8-K filed with the Commission on February 18, 2011.

(c)   The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 10, 2006.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain unlawful distributions) or (iv) for any breach of a director's duty of loyalty to the corporation or its stockholders. Article XI of the Company's Certificate of Incorporation includes such a provision.

Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.  The Company’s Bylaws provide for such indemnification of the Company’s directors, officers, employees and agents.  The Company also maintains liability insurance for directors and officers, as authorized by Section 145 of the Delaware General Corporation Law.

The Company has entered into indemnification agreements with each of its directors and executive officers.  The indemnification agreements provide its directors and executive officers with contractual rights to indemnification to the fullest extent permitted by the Delaware General Corporation Law and to the advancement of expenses.  The indemnification agreements also require the Company to use its good faith reasonable efforts to provide and maintain liability insurance for directors and executive officers.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Amended and Restated Atrion Corporation 2006 Equity Incentive Plan (incorporated by reference to Registrant's Schedule 14A filed on April 7, 2010).
4.2	Certificate of Incorporation of Atrion Corporation (incorporated by reference to Registrant's Schedule 14A filed January 10, 1997).
4.3	Bylaws of Atrion Corporation, as last amended on December 3, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on December 6, 2007).
*5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
*23.1	Consent of Grant Thornton LLP.
*23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 5.1).
*24.1	Powers of Attorney (set forth on the signature page).

__________________
*Filed herewith.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allen, State of Texas on March 11, 2011.

ATRION CORPORATION

By: /s/ Emile A. Battat
Emile A. Battat
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Emile A. Battat and Jeffery Strickland, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and  agents full  power and  authority  to do and perform  each and every  act and  thing  requisite  and  necessary  fully to all intents and  purposes as he might or could do in person  thereby  ratifying  and confirming all that said  attorneys-in-fact  and agents or any of them, or their or his substitutes or substitute,  may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Emile A. Battat	Chairman of the Board	March 11, 2011
Emile A. Battat	and Chief Executive Officer
(Principal Executive Officer)

/s/ Jeffery Strickland	Vice President, Chief Financial	March 11, 2011
Jeffery Strickland	Officer and Secretary-Treasurer
(Principal Financial and Accounting
Officer)

/s/ Hugh J. Morgan, Jr.	Director	March 11, 2011
Hugh J. Morgan, Jr.

/s/ Ronald N. Spaulding	Director	March 11, 2011
Ronald N. Spaulding

____________________	Director	March ___, 2011
Roger F. Stebbing

/s/ John P. Stupp, Jr.	Director	March 11, 2011
John P. Stupp, Jr.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Atrion Corporation 2006 Equity Incentive Plan (incorporated by reference to Registrant's Schedule 14A filed on April 7, 2010).
4.2	Certificate of Incorporation of Atrion Corporation (incorporated by reference to Registrant's Schedule 14A filed January 10, 1997).
4.3	Bylaws of Atrion Corporation, as last amended on December 3, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on December 6, 2007).
*5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
*23.1	Consent of Grant Thornton LLP.
*23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 5.1).
*24.1	Powers of Attorney (set forth on the signature page).

_____________________
*Filed herewith

Exhibit 5.1

BAKER DONELSON BEARMAN, CALDWELL & BERKOWITZ, PC	WELLS FARGO TOWER 420 TWENTIETH STREET NORTH SUITE 1600 BIRMINGHAM, ALABAMA 35203 PHONE: 205.328.0480 FAX: 205.322.8007
www.bakerdonelson.com

March 11, 2011

Atrion Corporation
One Allentown Parkway
Allen, TX 75002

Re:           Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Atrion Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to an additional 100,000 shares of the Company's common stock (the "Shares") that may be issued under the terms of the Amended and Restated Atrion Corporation 2006 Equity Incentive Plan as referenced in the Registration Statement (the "Plan").

In connection therewith, we have relied upon, among other things, our examination of the Company's charter and bylaws and such other documents, records of the Company, and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

(i)           The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

(ii)           The Shares covered by the Registration Statement have been duly authorized for issuance and, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion as Exhibit 5.1 to, and to the use of our name in, the Registration Statement.

Very truly yours,

/s/ BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2011 with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Atrion Corporation and subsidiaries, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP
Dallas, Texas
March 11, 2011